Press Release	Source: Petrol Oil and Gas, Inc.

Petrol Oil and Gas Increases Field Production from 5 New CBM Gas Wells

Monday July 18, 8:45 am ET

New CBM Wells Generate 150 Mcfd of Gas Production

LAS VEGAS--(BUSINESS WIRE)--July 18, 2005--Petrol Oil and Gas, Inc. (OTC:BB--POIG) announced today that four of its five new CBM gas wells on its Petrol-Neodesha property have increased gas production by 150 Mcfd after only six weeks of de-watering.

"These new wells are the first set of wells we have completed and connected to our newly enhanced gas gathering pipeline system," said Paul Branagan, Petrol's Chief Executive Officer. "Four of these five CBM wells are fully completed and stimulated and have already reached our average well production for the field, while the one remaining new well is waiting to be fully stimulated. Based upon our current field production levels, we plan to aggressively develop future production activities. With gas prices expected to remain strong, this area should generate significant cash flow for the company."

Petrol's Neodesha wells produce gas from Cherokee Basin coals in a very active CBM gas producing area located in Wilson and Neosho counties, Kansas. According to Kansas Corporation Commission data files, gas production for 2004 from Wilson and Neosho Counties amounted to 8.47 Bcf.

Petrol acquired the property in November, 2004 and plans to expand low-risk drilling activities to increase production in the area. Petrol-Neodesha has room for about an additional 95 drillable locations.

Forward-Looking Statement: The statements in this press release regarding actual and anticipated revenues, any implied or perceived benefits from production of the Company's new CBM wells, or the development of its producing assets, and any other effects resulting from any of the above are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, the continued production of gas at historical rates, costs of operations, delays, and any other difficulties related to producing minerals such as oil or gas, continued maintenance of the oil field and properties, price of oil or gas, marketing and sales of produced minerals, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents we file from time to time with the SEC. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Petrol Oil and Gas, Inc.
Investor Information, 702-454-7318
www.petroloilandgas.com
or
CEOcast, Inc. for Petrol Oil and Gas
Ed Lewis, 212-732-4300 ext. 225

Source: Petrol Oil and Gas, Inc.